UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2026 (July 24, 2026)

Prospect Floating Rate and Alternative Income Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland	814-00908	45-2460782
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10 East 40th Street, 42nd Floor, New York, New York 10016
(Address of principal executive offices, including zip code)

(212) 448-0702
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 7.01. Regulation FD Disclosure.

On July 24, 2026, the Board of Directors of Prospect Floating Rate and Alternative Income Fund, Inc. (the "Company") declared a "base" distribution for the month of July 2026, which reflects a targeted annualized "base" distribution rate of 10.0% based on the net asset value per share for the third fiscal quarter ended March 31, 2026. The distribution has a record date as of the close of business of the last Friday of July 2026. The distribution will be payable to stockholders of record as of the record date set forth below.

Record Date	Payment Date	PFLOAT Class A Common Shares, per share	PFLOAT Class I Common Shares, per share
July 31, 2026	August 7, 2026	$0.03655	$0.03655

Certain Information About Distributions
The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a weekly, monthly or quarterly basis may not be representative of the actual tax attributes for a full year. The Company intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on the Company’s common stock is subject to the discretion of the Board of Directors and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions. Distributions shall first be treated as a distribution of taxable investment company income undistributed from the prior year and then treated as a distribution of taxable investment company income for the current year. This treatment will not affect tax reporting to shareholders.

The Company may fund its cash distributions to shareholders from any sources of funds available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense reimbursements from Prospect Capital Management, L.P. (“PCM”), which are subject to recoupment. If distributions exceed the Company’s net investment income or earnings, a portion of the distributions made by the Company may represent a return of capital for tax purposes. PCM has no obligation to provide expense reimbursements to the Company in future periods. There can be no assurance that the Company will be able to pay distributions at a specific rate or at all.

The information disclosed under this Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
Item 8.01. Other Events.

Net Asset Value

The net asset value (“NAV") per share of each class of shares of Prospect Floating Rate and Alternative Income Fund, Inc. (the "Company") as of June 30, 2026, as determined in accordance with the Company’s valuation policy, is set forth below.

Record Date	NAV as of June 30, 2026
Class I	$3.89
Class S	$3.89
Class D	$3.89

As of June 30, 2026, the Company’s aggregate NAV was approximately $37.1 million, the fair value of its portfolio investments was approximately $73.1 million, and it had approximately $43.6 million of debt outstanding.

Portfolio and Business Commentary

As of June 30, 2026, the Company had investments in 25 portfolio companies with total fair value of approximately $73.1 million. As of June 30, 2026, 99% of the debt investments and structured subordinated notes at fair value in the Fund’s portfolio were variable rate, excluding our investments in equity. As of June 30, 2026, based on fair value, the Company’s portfolio investments consisted of the following:

As of June 30, 2026
Senior Secured Loans-First Lien	90.3%
Structured subordinated notes	0.1%
Senior Secured Loans-Second Lien	3.7%
Common Equity/Other	4.6%
Preferred Stock	1.3%
100.0%

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 27, 2026	Prospect Floating Rate and Alternative Income Fund, Inc.

	By	/s/ M. Grier Eliasek
M. Grier Eliasek Chief Executive Officer (Principal Executive Officer)